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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                Amendment No. 1

                                                Commission File Number 1-10397
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                           NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-K and Form 10-KSB  [ ] Form 20-F  [ ] Form 11-K
[ ] Form 10-Q and Form 10-QSB   [ ] Form N-SAR

For Period Ended: September 30, 2000

     [ ] Transition Report on Form 10-K      [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K      [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR

For the Transition Period Ended:
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             READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.
                              PLEASE PRINT OR TYPE.

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Not Applicable
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                         Part I - Registrant Information

Full Name of Registrant  AmeriQuest Technologies, Inc.
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Address of Principal Executive Office (Street and Number)   2465 Maryland Road
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City, State and Zip Code     Willow Grove, Pennsylvania 19090
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                          Part IV -- Other Information

     See Press Release dated January 2, 2001 attached as Exhibit 1.

         AmeriQuest Technologies, Inc.
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         (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 3, 2001        By: /s/ Jon D. Jensen
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                                Jon D. Jensen
                                Chief Financial Officer, Chief Operating Officer and Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
        Intentional misstatements or omissions of fact constitute Federal
                    Criminal Violations (See 18 U.S.C. 1001).